EXHIBIT 5.1

[LETTERHEAD OF MCDONALD CARANO WILSON MCCUNE BERGIN FRANKOVICH & HICKS LLP]

Reply To: Reno

July 5, 2001

Board of Directors
Intacta Technologies Inc.
945 East Paces Ferry Road N.E.
Suite 1445
Atlanta, Georgia 30326

Ladies and Gentlemen:

           We have acted as special Nevada counsel on matters of Nevada law to Intacta Technologies Inc., a Nevada corporation (the "Company"), in connection with the public resale by certain selling shareholders pursuant to a Registration Statement on Form S-1 (File Number 333-51210) filed with the Securities and Exchange Commission (the "Registration Statement"). The Registration Statement relates to the registration of up to 5,905,948 shares of common stock of the Company, $.0001 par value per share, including (i) 2,548,224 shares of the Company's common stock (the "Common Shares") and (ii) 3,357,724 shares of the Company's common stock (the "Warrant Shares") issuable to the selling stockholders upon exercise of warrants (the "Warrants") held by them.

           We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

           In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, and the conformity to authentic legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver, and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties, and that such agreements or instruments are the valid, binding, and enforceable obligations of such parties. As to questions of fact material to our

July 5, 2001

opinions, we have relied upon certificates of officers of the Company and of public officials.

           Based on the foregoing, we are of the opinion that (i) the Common Shares have been duly authorized and are legally and validly issued, fully paid and non-assessable, (ii) the Warrants represent the valid and binding obligations of the Company, and (iii) the Warrant Shares have been duly authorized and when sold, paid for and issued upon the exercise of the Warrants in accordance with their terms, the Warrant Shares will be validly issued, fully paid, and nonassessable.

           We hereby consent to the use of this statement of opinion sa Exhibit 5.1 to the Registration Statement and the use of our name in connection with the Registration Statement and in the prospectus forming a part thereof.

Sincerely,

McDONALD CARANO WILSON McCUNE
BERGIN FRANKOVICH & HICKS LLP

By: /s/ A.J. Hicks
       A Partner